HomeStreet, Inc. Reports Year-End and Fourth Quarter 2018 Results

Key highlights and developments for 2018:

•	Achieved record net income in our Commercial and Consumer Banking segment of $56.8 million, or $52.9 million excluding the impact of tax reform, acquisition, and restructuring related items

•	Grew loans held for investment to $5.09 billion, an increase of $564.1 million, or 12% from $4.53 billion at December 31, 2017

•	Increased deposits to $5.05 billion, an increase of $290.5 million, or 6% from $4.76 billion at December 31, 2017

•
Implemented cost savings initiatives, excluding the impact of restructuring and acquisition related charges, that reduced expenses by $14.0 million in base salaries, $11.3 million in general and administrative expenses and $2.6 million in occupancy expense in 2018

•	Reduced headcount 16 % from 2,419 at year-end 2017 to 2,036 at year-end 2018

•	Recognized non-cash tax benefits of $4.9 million in 2018 and $23.3 million in 2017 related to the Tax Cuts and Jobs Act legislation ("Tax Reform Act") enacted in December 2017

•	The ratio of non-performing assets to total assets fell to 0.17% at December 31, 2018, from 0.23% at December 31, 2017

•
Announced agreement to acquire a retail branch, with approximately $123 million in deposits, along with $123 million of loans and a commercial lending team in San Diego County, which is expected to close in March 2019

•	Opened three de novo retail branches and consolidated two other retail branches into two nearby locations

•	Sold $4.90 billion in unpaid balance of our single family mortgage servicing rights, improving our regulatory capital ratios

•	Appointed Sandra Cavanaugh and Mark Patterson to our Board of Directors and appointed Donald R. Voss as Lead Independent Director

SEATTLE – January 22, 2019 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $40.0 million, or $1.47 per diluted share for the year ended 2018, compared with net income of $68.9 million, or $2.54 per diluted share for the year ended 2017. Core net income(1) for the year ended 2018 was $40.1 million, or $1.48 per diluted share, compared with core net income(1) of $48.4 million, or $1.79 per diluted share, for the year ended 2017. Net income for the fourth quarter of 2018 was $15.2 million, or $0.56 per diluted share, compared with net income of $11.8 million, or $0.44 per diluted share for the third quarter of 2018 and net income of $34.9 million or $1.29 per diluted share for the fourth quarter of 2017. Core net income (1) for the fourth quarter of 2018 was $9.7 million or $0.36 per diluted share, compared with $12.3 million or $0.45 per diluted share for the third quarter of 2018 and $11.5 million or $0.42 per diluted share in the fourth quarter of 2017.

“Notwithstanding the impact of a challenging period in the mortgage banking cycle, I’m proud of what we accomplished at HomeStreet during 2018,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “Our Commercial and Consumer Banking segment reported record net income for 2018 driven primarily by a 12% increase in loans held for investment, all of which was from organic growth. While rapidly increasing short-term interest rates during 2018 and a persistently flat yield curve have adversely impacted our interest rate sensitive deposit balances and our net interest margin; our overall growth, fueled by the increase in our loan portfolio, significantly increased our net interest income. At the same time, we reduced our ratio of nonperforming assets to 0.17% of total assets as our asset quality remained strong.”
“During the past year we also made substantial improvements to the cost structure of our business, particularly in the Mortgage Banking segment. We believe that these cost saving initiatives will position the business for profitability as the cycle improves. We continue to consider both operational and strategic changes to further improve the profitability of our mortgage banking business.”

(1) For notes on non-GAAP financial measures see page 24.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, January 22, 2019 at 1:00 p.m. EST. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss year-end and fourth quarter 2018 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10127079 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10127079.

The information to be discussed in the conference call will be posted on the Company's web site before the market opens on Tuesday, January 22, 2019.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Income statement data (for the period ended):
Net interest income	$51,372	$51,644	$51,003	$48,460	$51,079	$202,479	$194,438
Provision for credit losses	500	750	1,000	750	—	3,000	750
Noninterest income	48,631	58,108	69,389	60,831	72,801	236,959	312,154
Noninterest expense	84,644	94,595	110,565	100,769	106,838	390,573	439,653
Restructuring-related (recoveries) expenses (included in noninterest expense)	(856)	524	6,892	(291)	(260)	6,269	3,720
Acquisition-related expenses (recoveries) (included in noninterest expense)	68	5	4	(50)	72	27	602
Income before income taxes	14,859	14,407	8,827	7,772	17,042	45,865	66,189
Income tax (benefit) expense	(368)	2,572	1,728	1,906	(17,873)	5,838	(2,757)
Net income	$15,227	$11,835	$7,099	$5,866	$34,915	$40,027	$68,946
Basic income per common share	$0.56	$0.44	$0.26	$0.22	$1.30	$1.48	$2.57
Diluted income per common share	$0.56	$0.44	$0.26	$0.22	$1.29	$1.47	$2.54
Common shares outstanding	26,995,348	26,989,742	26,978,229	26,972,074	26,888,288	26,995,348	26,888,288

Core net income (2)	$9,721	$12,253	$12,547	$5,597	$11,467	$40,118	$48,429
Core diluted income per common share (2)	$0.36	$0.45	$0.46	$0.21	$0.42	$1.48	$1.79
Weighted average number of shares outstanding:
Basic	26,993,885	26,985,425	26,976,892	26,927,464	26,887,611	26,970,916	26,864,657
Diluted	27,175,522	27,181,688	27,156,329	27,159,000	27,136,977	27,168,135	27,092,019
Shareholders' equity per share	$27.39	$26.48	$26.19	$25.99	$26.20	$27.39	$26.20
Tangible book value per share (2)	$26.36	$25.43	$25.12	$24.90	$25.09	$26.36	$25.09

Financial position (at period end):
Loans held for investment, net	5,075,371	5,026,301	4,883,310	4,758,261	4,506,466	5,075,371	4,506,466
Total assets	7,042,221	7,029,082	7,163,877	6,924,056	6,742,041	7,042,221	6,742,041
Deposits	5,051,408	5,155,042	5,120,285	5,048,996	4,760,952	5,051,408	4,760,952
Shareholders’ equity	739,520	714,782	706,459	700,963	704,380	739,520	704,380

Other data:
Full-time equivalent employees (ending)	2,036	2,053	2,253	2,384	2,419	2,036	2,419

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Year Ended
(dollars in thousands, except share data)	Dec. 31, 2018		Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018		Dec. 31, 2017

Financial performance:
Return on average shareholders’ equity(1)	8.30%		6.23%	3.78%	3.27%	19.90%	5.40%		10.20%
Return on average shareholders’ equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(2)	5.30%		6.45%	6.68%	3.12%	6.54%	5.41%		7.17%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	5.51%		6.70%	6.95%	3.25%	6.83%	5.63%		7.50%
Return on average assets	0.86%		0.66%	0.40%	0.35%	2.03%	0.57%		1.05%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(2)	0.55%		0.69%	0.71%	0.33%	0.67%	0.57%		0.73%
Net interest margin (3)	3.19%		3.20%	3.25%	3.25%	3.33%	3.23%		3.31%
Efficiency ratio (4)	84.64%		86.19%	91.84%	92.20%	86.24%	88.88%		86.79%
Core efficiency ratio (2)(5)	85.43%		85.71%	86.11%	92.51%	86.39%	87.45%		85.93%
Asset quality:
Allowance for loan losses/total loans(6)	0.81%		0.80%	0.80%	0.81%	0.83%	0.81%		0.83%
Allowance for loan losses/nonaccrual loans	356.92%		419.57%	409.97%	359.32%	251.63%	356.92%		251.63%
Nonaccrual loans/total loans	0.23%		0.19%	0.20%	0.23%	0.33%	0.23%		0.33%
Nonperforming assets/total assets	0.17%		0.15%	0.14%	0.16%	0.23%	0.17%		0.23%

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.15%	(7)	9.70%	9.72%	9.58%	9.67%	10.15%	(7)	9.67%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.79%	(7)	13.26%	12.69%	12.30%	13.22%	13.79%	(7)	13.22%
Tier 1 risk-based capital (to risk-weighted assets)	13.79%	(7)	13.26%	12.69%	12.30%	13.22%	13.79%	(7)	13.22%
Total risk-based capital (to risk-weighted assets)	14.69%	(7)	14.15%	13.52%	13.09%	14.02%	14.69%	(7)	14.02%
Risk-weighted assets	5,133,253		5,335,678	5,291,165	5,116,728	4,915,576	5,133,253		4,915,576
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.51%	(7)	9.17%	9.18%	9.08%	9.12%	9.51%	(7)	9.12%
Tier 1 common equity risk-based capital (to risk-weighted assets)	11.21%	(7)	10.84%	10.48%	9.26%	9.86%	11.21%	(7)	9.86%
Tier 1 risk-based capital (to risk-weighted assets)	12.31%	(7)	11.94%	11.56%	10.28%	10.92%	12.31%	(7)	10.92%
Total risk-based capital (to risk-weighted assets)	13.20%	(7)	12.82%	12.38%	10.97%	11.61%	13.20%	(7)	11.61%
Risk-weighted assets	$5,422,627		$5,625,807	$5,524,113	$5,833,243	$5,628,733	$5,422,627		$5,628,733

(1)	Net earnings available to common shareholders divided by average shareholders’ equity.

(2)
Core net income; core diluted income per common share; tangible book value per share of common share; core efficiency ratio; and return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.85%, 0.84%, 0.85%, 0.87% and 0.90% at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

(7)	Regulatory capital ratios at December 31, 2018 are preliminary.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended					Year Ended
(in thousands, except share data)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Interest income:
Loans	$65,876	$63,905	$61,409	$55,936	$58,112	$247,126	$215,363
Investment securities	5,979	5,580	5,527	5,559	5,438	22,645	21,753
Other	311	188	253	179	136	931	567
	72,166	69,673	67,189	61,674	63,686	270,702	237,683
Interest expense:
Deposits	13,359	11,286	9,562	7,788	6,402	41,995	23,912
Federal Home Loan Bank advances	5,363	4,720	4,782	3,636	4,415	18,501	12,589
Federal funds purchased and securities sold under agreements to repurchase	159	83	24	32	—	298	5
Long-term debt	1,706	1,695	1,662	1,584	1,554	6,647	6,067
Other	207	245	156	174	236	782	672
	20,794	18,029	16,186	13,214	12,607	68,223	43,245
Net interest income	51,372	51,644	51,003	48,460	51,079	202,479	194,438
Provision for credit losses	500	750	1,000	750	—	3,000	750
Net interest income after provision for credit losses	50,872	50,894	50,003	47,710	51,079	199,479	193,688
Noninterest income:
Net gain on loan origination and sale activities	36,310	44,571	57,049	48,319	58,677	186,249	255,876
Loan servicing income	6,290	7,828	7,032	7,574	9,099	28,724	35,384
(Loss) income from WMS Series LLC	(155)	4	322	(11)	(159)	160	598
Depositor and other retail banking fees	2,111	2,038	1,953	1,945	1,915	8,047	7,221
Insurance agency commissions	535	588	527	543	472	2,193	1,904
Gain (loss) on sale of investment securities available for sale	1	(4)	16	222	(399)	235	489
Other	3,539	3,083	2,490	2,239	3,196	11,351	10,682
	48,631	58,108	69,389	60,831	72,801	236,959	312,154
Noninterest expense:
Salaries and related costs	54,645	60,335	69,127	66,691	70,798	250,798	293,870
General and administrative	10,453	14,009	14,707	14,584	15,889	53,753	65,036
Amortization of core deposit intangibles	406	406	407	406	233	1,625	1,710
Legal	1,251	1,111	839	730	748	3,931	1,410
Consulting	897	539	758	877	724	3,071	3,467
Federal Deposit Insurance Corporation assessments	1,141	942	1,079	929	967	4,091	3,279
Occupancy (1)	6,729	8,442	14,953	8,180	8,788	38,304	38,268
Information services	9,172	8,809	8,693	8,465	8,563	35,139	33,143
Net (benefit) cost from operation and sale of other real estate owned	(50)	2	2	(93)	128	(139)	(530)
	84,644	94,595	110,565	100,769	106,838	390,573	439,653
Income before income taxes	14,859	14,407	8,827	7,772	17,042	45,865	66,189
Income tax (benefit) expense	(368)	2,572	1,728	1,906	(17,873)	5,838	(2,757)
NET INCOME	$15,227	$11,835	$7,099	$5,866	$34,915	$40,027	$68,946

Basic income per share	$0.56	$0.44	$0.26	$0.22	$1.30	$1.48	$2.57
Diluted income per share	$0.56	$0.44	$0.26	$0.22	$1.29	$1.47	$2.54
Basic weighted average number of shares outstanding	26,993,885	26,985,425	26,976,892	26,927,464	26,887,611	26,970,916	26,864,657
Diluted weighted average number of shares outstanding	27,175,522	27,181,688	27,156,329	27,159,000	27,136,977	27,168,135	27,092,019

(1)
Includes pre-tax charges (recoveries) related to the Mortgage Banking restructuring activity of approximately $(856) thousand, $508 thousand, $6.4 million, $(291) thousand and $(260) thousand in the quarters ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

Assets:	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017
Cash and cash equivalents	$57,982	$59,006	$176,218		$66,289	$72,718
Investment securities	923,253	903,685	907,457		915,483	904,304
Loans held for sale	347,007	404,440	568,514		500,533	610,902
Loans held for investment, net	5,075,371	5,026,301	4,883,310		4,758,261	4,506,466
Mortgage servicing rights	280,496	291,759	272,205		320,105	284,653
Other real estate owned	455	751	752		297	664
Federal Home Loan Bank stock, at cost	45,497	40,732	48,157		41,923	46,639
Premises and equipment, net	94,801	95,737	99,155		104,508	104,654
Goodwill	22,564	22,564	22,564		22,564	22,564
Other assets	194,795	184,107	185,545		194,093	188,477
Total assets	$7,042,221	$7,029,082	$7,163,877		$6,924,056	$6,742,041
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$5,051,408	$5,155,042	$5,120,285		$5,048,996	$4,760,952
Federal Home Loan Bank advances	932,590	816,591	1,008,613		851,657	979,201
Accounts payable and other liabilities	174,241	162,252	173,145		172,119	172,234
Federal funds purchased and securities sold under agreements to repurchase	19,000	55,000	—		25,000	—
Other borrowings	—	—	30,007	(1)	—	—
Long-term debt	125,462	125,415	125,368		125,321	125,274
Total liabilities	6,302,701	6,314,300	6,457,418		6,223,093	6,037,661
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—		—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511		511	511
Additional paid-in capital	342,439	341,606	340,723		339,902	339,009
Retained earnings	412,009	396,782	384,947		377,848	371,982
Accumulated other comprehensive loss	(15,439)	(24,117)	(19,722)		(17,298)	(7,122)
Total shareholders’ equity	739,520	714,782	706,459		700,963	704,380
Total liabilities and shareholders’ equity	$7,042,221	$7,029,082	$7,163,877		$6,924,056	$6,742,041

(1)	Balance represents the annual test draw down on our HomeStreet Inc., line of credit. This balance was subsequently paid off in July 2018.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended December 31,			Quarter Ended September 30,			Quarter Ended December 31,
	2018			2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$75,747	$275	1.44%	$66,127	$188	1.13%	$74,697	$136	0.72%
Investment securities	917,300	6,532	2.85%	915,439	6,072	2.65%	929,995	6,459	2.78%
Loans held for sale	431,666	5,234	4.85%	530,498	6,267	4.73%	835,131	8,473	4.05%
Loans held for investment	5,035,953	60,875	4.76%	4,945,065	57,859	4.61%	4,429,777	49,925	4.47%
Total interest-earning assets	6,460,666	72,916	4.46%	6,457,129	70,386	4.31%	6,269,600	64,993	4.12%
Noninterest-earning assets (2)	652,321			662,784			618,512
Total assets	$7,112,987			$7,119,913			$6,888,112
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$392,695	$392	0.40%	$427,777	$416	0.39%	$474,804	$484	0.40%
Savings accounts	257,247	174	0.27%	279,325	198	0.28%	300,203	246	0.33%
Money market accounts	1,924,671	5,195	1.07%	1,919,412	4,481	0.92%	1,586,999	2,332	0.58%
Certificate accounts	1,637,537	7,805	1.89%	1,483,665	6,382	1.71%	1,219,905	3,544	1.15%
Total interest-bearing deposits	4,212,150	13,566	1.28%	4,110,179	11,477	1.11%	3,581,911	6,606	0.73%
Federal Home Loan Bank advances	828,648	5,363	2.53%	838,569	4,719	2.20%	1,264,893	4,416	1.38%
Federal funds purchased and securities sold under agreements to repurchase	26,421	159	2.36%	15,192	83	2.13%	8,828	30	1.37%
Other borrowings	—	—	—%	4,892	54	4.34%	—	—	—%
Long-term debt	125,435	1,705	5.40%	125,384	1,695	5.37%	125,294	1,554	4.92%
Total interest-bearing liabilities	5,192,654	20,793	1.58%	5,094,216	18,028	1.40%	4,980,926	12,606	1.00%
Noninterest-bearing liabilities	1,186,364			1,265,251			1,205,337
Total liabilities	6,379,018			6,359,467			6,186,263
Shareholders’ equity	733,969			760,446			701,849
Total liabilities and shareholders’ equity	$7,112,987			$7,119,913			$6,888,112
Net interest income (3)		$52,123			$52,358			$52,387
Net interest spread			2.88%			2.91%			3.12%
Impact of noninterest-bearing sources			0.31%			0.29%			0.21%
Net interest margin			3.19%			3.20%			3.33%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $751 thousand, $714 thousand and $1.3 million for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The estimated federal statutory tax rate was 21%, 21% and 35%, respectively, for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Year Ended December 31,
	2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$76,855	$895	1.16%	$85,430	$567	0.67%
Investment securities	916,840	24,719	2.70%	1,023,702	25,810	2.54%
Loans held for sale	488,167	22,234	4.55%	711,063	28,732	4.05%
Loans held for investment	4,866,210	225,730	4.64%	4,178,326	187,281	4.46%
Total interest-earning assets	6,348,072	273,578	4.31%	5,998,521	242,390	4.03%
Noninterest-earning assets (2)	669,215			591,561
Total assets	$7,017,287			$6,590,082
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$426,610	$1,678	0.39%	$477,635	$1,964	0.41%
Savings accounts	280,358	820	0.29%	306,151	1,013	0.33%
Money market accounts	1,908,063	17,188	0.90%	1,579,115	8,533	0.54%
Certificate accounts	1,436,872	23,030	1.60%	1,225,614	13,028	1.06%
Total interest-bearing deposits	4,051,903	42,716	1.05%	3,588,515	24,538	0.68%
Federal Home Loan Bank advances	867,141	18,501	2.13%	1,037,650	12,589	1.19%
Federal funds purchased and securities sold under agreements to repurchase	13,607	298	2.19%	3,732	48	1.20%
Other borrowings	1,398	62	4.40%	96	3	0.89%
Long-term debt	125,362	6,646	5.30%	125,228	6,067	4.83%
Total interest-bearing liabilities	5,059,411	68,223	1.35%	4,755,221	43,245	0.91%
Noninterest-bearing liabilities	1,216,841			1,158,984
Total liabilities	6,276,252			5,914,205
Shareholders’ equity	741,035			675,877
Total liabilities and shareholders’ equity	$7,017,287			$6,590,082
Net interest income (3)		$205,355			$199,145
Net interest spread			2.95%			3.12%
Impact of noninterest-bearing sources			0.28%			0.19%
Net interest margin			3.23%			3.31%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $2.9 million and $4.7 million for the years ended December 31, 2018 and December 31, 2017, respectively. The estimated federal statutory tax rate was 21% and 35%, respectively, for the periods presented.

Consolidated Results of Operations
Net Income
Net income increased in the fourth quarter of 2018 compared to the third quarter of 2018 primarily due to the recognition of a $4.9 million non-cash tax benefit from the revaluation of our net deferred tax liability related to the Tax Reform Act, and a $3.2 million recovery of Washington State Business & Occupation ("B&O") taxes. This increase is somewhat offset by a reduction in single family mortgage net gain on loan origination and sale activities due to seasonally lower interest rate lock commitments.
Net income decreased from the fourth quarter of 2017 primarily due to the revaluation of our net deferred tax liability as a result of the Tax Reform Act. In the fourth quarter 2017 we recognized a non-cash tax benefit of $23.3 million, compared to a $4.9 million similar benefit in the fourth quarter of 2018. To a lesser extent, the decrease also relates to a decline in net gain on loan origination and sale activities due to lower single family mortgage loan production primarily driven by both the cyclical decline in mortgage loan production and the reduction in our single family mortgage sales force, partially offset by a reduction in noninterest expense as a result of our 2017 and 2018 cost savings initiatives, and a recovery of $3.2 million in previously paid B&O taxes in the fourth quarter of 2018.
Core Net Income
The decrease in core net income(1) from the third quarter of 2018 was primarily due to a decrease in net gain on loan origination and sale activities in the Mortgage Banking segment. The decrease from the fourth quarter of 2017 was primarily the result of the decline in net gain on loan origination and sale activities due to lower single family mortgage loan production following the reduction of our mortgage banking production personnel in the second quarter of 2018 and the cyclical decline in mortgage activity. The decreases from the third quarter of 2018 and fourth quarter of 2017 were partially offset by a decrease in noninterest expense primarily as a result of our 2017 and 2018 cost savings initiatives and the B&O tax recovery.
Net Interest Income
The decrease in net interest income from the third quarter of 2018 was primarily due to increased interest expense on deposits and other borrowings as a result of higher interest rates. The increase in net interest income from the fourth quarter of 2017 was primarily due to growth in loans held for investment.

Our net interest margin, on a tax equivalent basis, declined one basis point to 3.19% from 3.20% in the third quarter of 2018 and decreased 14 basis points from 3.33% in the fourth quarter of 2017. The flattening yield curve has adversely affected our net interest margin because the cost of our interest-bearing liabilities increased more quickly than the yield on our interest earning assets. Additionally, the rates on short term Federal Home Loan Bank Advances increased more rapidly than the general level of short term interest rates, during both the fourth quarter and full year 2018.
Provision for Credit Losses
The decrease in the provision for credit losses from the third quarter of 2018 was primarily due to higher net recoveries in the quarter compared to the prior period. The increase in the provision for credit losses from the fourth quarter of 2017 was primarily due lower net recoveries during the fourth quarter of 2018 as compared to the prior year period.

(1) For notes on non-GAAP financial measures see page 24.

Noninterest Income
The decrease in noninterest income from the third quarter of 2018 was primarily due to a decrease in net gain on loan origination and sale activities due to a seasonal decline in single family mortgage loan production. The decrease in noninterest income from the fourth quarter of 2017 is attributable to lower net gain on loan origination and sale activities from lower single family mortgage loan production due to a lower volume of refinance activity related to higher interest rates, low levels of new and resale home inventories, and the reduction of our mortgage banking production personnel in the second quarter of 2018 related to our Mortgage Banking segment restructuring activities.
Noninterest Expense
The decreases in noninterest expense compared to the third quarter of 2018 and the fourth quarter of 2017 were primarily due to reduced salaries and commissions on lower closed loan volume, as well as other savings associated with lower headcount, along with reductions in non-personnel costs from cost savings initiatives, as well as the $3.2 million B&O tax recovery.
The decrease of $49.1 million, or 11.2%, in noninterest expense in the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to reduced commissions of $22.3 million on lower closed mortgage loan volume. Excluding the impact of restructuring and acquisition related charges, our cost savings initiatives resulted in decreased expenses including a $14.0 million reduction in base salaries, an $11.3 million reduction in general and administrative expenses and a $2.6 million decrease in occupancy expense. These reductions were partially offset by a $2.0 million increase in information services expense.
Other
As of December 31, 2018, we had 2,036 full-time equivalent employees, a 1% net decrease from 2,053 employees as of September 30, 2018, and a 16% net decrease from 2,419 employees as of December 31, 2017. Although employee headcount was down across other lines of business and corporate support functions, the decrease in employees compared to December 31, 2017 was primarily due to reductions in our Mortgage Banking segment. At December 31, 2018, we had 60 retail deposit branches, 32 primary stand-alone home loan centers and six primary commercial loan centers.
Income Taxes
Our effective income tax benefit rate of (2.5)% for the fourth quarter of 2018 differs from our combined Federal and blended state statutory tax rate of 23.6% primarily due to a tax benefit of $3.7 million, comprised of a non-core $4.9 million tax benefit from the revaluation of our net deferred tax liability position related to the Tax Reform Act and a core expense of $1.2 million related to the filing of our 2017 Federal tax return, but unrelated to tax reform.

Business Segments
Commercial and Consumer Banking Segment

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Net interest income	$48,910	$47,861	$47,745	$45,448	45,876	$189,964	$174,542
Provision for credit losses	500	750	1,000	750	—	3,000	750
Noninterest income	10,382	10,651	8,405	7,096	12,697	36,534	42,360
Noninterest expense	38,399	37,813	39,286	38,272	38,716	153,770	148,977
Income before income taxes	20,393	19,949	15,864	13,522	19,857	69,728	67,175
Income tax expense	2,301	3,382	3,964	3,316	10,496	12,963	25,114
Net income	$18,092	$16,567	$11,900	$10,206	$9,361	$56,765	$42,061

Net income, excluding income tax reform-related expense, acquisition-related expenses and restructuring-related expenses (net of tax)(1)	$14,269	$16,571	$11,916	$10,167	$13,568	$52,923	$46,612
Efficiency ratio (2)	64.76%	64.62%	69.97%	72.84%	66.10%	67.89%	68.68%
Core efficiency ratio (1)(3)	64.64%	64.62%	69.93%	72.93%	65.98%	67.87%	68.41%
Full-time equivalent employees (ending) (6)	940	930	938	981	975	940	975

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$61,330	$62,717	$71,759	$21,744	$115,419	$217,550	$341,308
SBA	6,651	9,560	5,713	3,230	7,351	25,154	39,009
CRE Non-DUS	7,036	$12,900	$23,220	$—	$—	$43,156	$—
Loans sold
Multifamily DUS ® (4)	$44,445	$93,281	$54,621	$32,976	$132,848	$225,323	$347,084
SBA	9,219	3,025	3,622	3,692	4,356	19,558	26,841
CRE Non-DUS (5)	170,172	61,562	114,650	—	180,810	346,384	321,699
Single Family (5)	69,931	34,520	138,603	—	—	243,054	—
Net gain (loss) on loan origination and sale activities:
Multifamily DUS ® (4)	$1,149	$3,104	$1,613	$1,146	$4,425	$7,012	$13,210
SBA	484	142	385	301	465	1,312	2,439
CRE Non-DUS® (5)	1,662	990	800	—	2,446	3,452	4,378
Single Family (5)	221	(43)	(89)	—	—	89	—
	$3,516	$4,193	$2,709	$1,447	$7,336	$11,865	$20,027

(1)
Commercial and Consumer Banking segment net income, excluding tax reform-related expense, acquisition-related items and restructuring-related items, and core efficiency ratios, excluding acquisition-related and restructuring-related items, are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes loans originated as held for investment.

(6)	Prior period numbers were recast to reflect corporate employees reallocated to segments.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Net Income
Commercial and Consumer Banking segment net income increased in the fourth quarter of 2018 compared to the third quarter of 2018 and the fourth quarter of 2017 primarily due to a $3.9 million non-cash tax benefit from the revaluation of our net deferred tax liability in the fourth quarter of 2018 and an increase in net interest income from higher average loan balances. The increase from the fourth quarter of 2017 also relates to the change in our effective tax rate in this segment.
Provision for Credit Losses
The decrease in the provision for credit losses from the third quarter of 2018 was primarily due to higher net recoveries in the quarter compared to the prior period. The increase in the provision for credit losses from the fourth quarter of 2017 was primarily due to lower net recoveries during the quarter as compared to the prior year period.
Noninterest Income
Noninterest income in this segment decreased from the third quarter of 2018 and from the fourth quarter of 2017 primarily due to a decrease in net gain on loan origination and sale activities from a decline in Fannie Mae DUS loan sales and also due to lower profit margin on non-Fannie Mae DUS CRE sales.
Noninterest Expense
Noninterest expense in this segment increased from the third quarter of 2018 primarily due to increased information system costs. Noninterest expense in this segment decreased from the fourth quarter of 2017 primarily due to a decrease in salaries and related costs driven by a reduction in headcount in corporate support functions.

Five Quarter Investment Securities

(in thousands, except for duration data)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Available for sale:
Mortgage-backed securities:
Residential	$107,961	$110,294	$115,848	$121,356	$130,090
Commercial	34,514	34,299	30,354	31,406	23,694
Municipal bonds	385,655	372,582	361,799	374,640	388,452
Collateralized mortgage obligations:
Residential	166,744	159,295	168,519	169,371	160,424
Commercial	116,674	113,385	111,623	97,727	98,569
Corporate debt securities	19,995	21,260	21,478	21,761	24,737
U.S. Treasury Securities	10,900	10,670	10,438	10,489	10,652
Agency Debentures	9,525	9,317	9,363	9,450	9,650
Total available for sale	$851,968	$831,102	$829,422	$836,200	$846,268
Held to maturity	71,285	72,584	78,035	79,283	58,036
	$923,253	$903,686	$907,457	$915,483	$904,304

Weighted average duration in years - available for sale	4.6	4.8	4.7	6.0	5.7

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Consumer loans
Single family (1)	$1,358,175	$1,418,140	$1,416,072	$1,444,193	$1,381,366
Home equity and other	570,923	540,960	513,016	470,273	453,489
Total consumer	1,929,098	1,959,100	1,929,088	1,914,466	1,834,855
Commercial real estate loans
Non-owner occupied commercial real estate	701,928	667,429	640,984	633,719	622,782
Multifamily	908,015	893,105	836,260	811,892	728,037
Construction/land development	794,544	790,622	778,094	739,248	687,631
Total commercial real estate	2,404,487	2,351,156	2,255,338	2,184,859	2,038,450
Commercial and industrial loans
Owner occupied commercial real estate	429,158	420,724	400,149	393,845	391,613
Commercial business	331,004	314,852	319,038	287,367	264,709
Total commercial and industrial loans	760,162	735,576	719,187	681,212	656,322
Total loans before allowance, net deferred loan fees and costs	5,093,747	5,045,832	4,903,613	4,780,537	4,529,627
Net deferred loan fees and costs	23,094	20,907	19,177	16,814	14,686
	5,116,841	5,066,739	4,922,790	4,797,351	4,544,313
Allowance for loan losses	(41,470)	(40,438)	(39,480)	(39,090)	(37,847)
	$5,075,371	$5,026,301	$4,883,310	$4,758,261	$4,506,466

(1)
Includes $4.1 million, $4.1 million, $4.2 million, $5.3 million and $5.5 million of single family loans that are carried at fair value at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

Loans Held for Investment
Loans held for investment increased $47.9 million compared to September 30, 2018 and $564.1 million compared to December 31, 2017. Year over year growth included a 16% increase in commercial and industrial loans. During the fourth quarter of 2018, new commitments totaled $692.3 million with $457.0 million in commercial real estate loans, including $240.7 million in construction, $56.1 million in commercial and industrial loans and $179.2 million in consumer loans.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Loans - beginning balance	$5,045,832	$4,903,613	$4,780,537	$4,529,627	$4,338,822
Originations	447,772	482,847	498,196	417,451	478,535
Purchases and advances	268,098	254,948	260,680	236,851	339,314
Payoffs, paydowns, sales and other	(667,676)	(595,462)	(634,580)	(403,340)	(626,791)
Charge-offs and transfers to OREO	(279)	(114)	(1,220)	(52)	(253)
Loans - ending balance	$5,093,747	$5,045,832	$4,903,613	$4,780,537	$4,529,627

Net change - loans outstanding	$47,915	$142,219	$123,076	$250,910	$190,805

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Beginning balance	$41,854	$40,982	$40,446	$39,116	$38,195
Provision for credit losses	500	750	1,000	750	—
Recoveries, net of (charge-offs)	559	122	(464)	580	921
Ending balance	$42,913	$41,854	$40,982	$40,446	$39,116
Components:
Allowance for loan losses	41,470	$40,438	$39,480	$39,090	$37,847
Allowance for unfunded commitments	1,443	1,416	1,502	1,356	1,269
Allowance for credit losses	$42,913	$41,854	$40,982	$40,446	$39,116

Allowance as a % of loans held for investment(1) (2)	0.81%	0.80%	0.80%	0.81%	0.83%
Allowance as a % of nonaccrual loans	356.92%	419.57%	409.97%	359.32%	251.63%

(1)
Includes loans acquired in bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.85%, 0.84%, 0.85%, 0.87% and 0.90% at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Nonaccrual loans(1)	$11,619	$9,638	$9,630	$10,879	$15,041
Other real estate owned	455	751	751	297	664
Total nonperforming assets(2)	$12,074	$10,389	$10,381	$11,176	$15,705
Nonaccrual loans as a % of total loans	0.23%	0.19%	0.20%	0.23%	0.33%
Nonperforming assets as a % of total assets	0.17%	0.15%	0.14%	0.16%	0.23%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.9 million, $1.4 million, $1.4 million, $1.7 million and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2018, September 30, 2018 June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Beginning balance	$10,389	$10,381	$11,176	$15,705	$18,827
Additions	3,139	1,390	2,097	698	1,425
Reductions:
Gross charge-offs	(148)	(78)	(76)	(47)	(234)
OREO sales	(297)	—	—	(367)	(3,014)
OREO writedowns and other adjustments	—	—	—	—	(26)
Principal paydowns, payoff advances, equity adjustments	(709)	(642)	(2,001)	(891)	(406)
Transferred back to accrual status	(300)	(662)	(815)	(3,922)	(867)
Total reductions	(1,454)	(1,382)	(2,892)	(5,227)	(4,547)
Net additions (reductions)	1,685	8	(795)	(4,529)	(3,122)
Ending balance(1)	$12,074	$10,389	$10,381	$11,176	$15,705

(1)
Includes $1.9 million, $1.4 million, $1.4 million, $1.7 million and $1.9 million of nonperforming loans guaranteed by the SBA at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

December 31, 2018
Total loans held for investment	$9,870	$3,753	$50,735	$64,358	$5,029,389	$5,093,747
Less: FHA/VA loans(1)	7,003	3,583	39,116	49,702	70,589	120,291
Less: guaranteed portion of SBA loans(2)	—	—	1,872	1,872	6,726	8,598
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,867	$170	$9,747	$12,784	$4,952,074	$4,964,858
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.20%	0.26%	99.74%	100.00%

December 31, 2017
Total loans held for investment	$12,261	$4,457	$52,212	$68,930	$4,460,697	$4,529,627
Less: FHA/VA loans(1)	9,431	4,267	37,171	50,869	65,586	116,455
Less: guaranteed portion of SBA loans(2)	—	—	1,856	1,856	6,136	7,992
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,830	$190	$13,185	$16,205	$4,388,975	$4,405,180
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.30%	0.37%	99.63%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
Credit quality remained strong, with nonperforming assets remaining low at 0.17% of total assets. The increase from September 30, 2018 included an increase in nonperforming loans in both consumer and commercial offset by a decrease in other real estate loans due to the sale of one single family property. Delinquency rates (excluding FHA/VA insured and guaranteed portion of SBA loans) remained low at 0.26%, which rate was the same at September 30, 2018.
The increase in the allowance for credit losses is primarily due to the growth in loan balances as compared to September 30, 2018 and December 31, 2017. The ALLL/Loan ratio increased one basis point compared to September 30, 2018 and in general had previously declined as the bank experienced net recoveries over the past three and half years combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio also includes a pool of government guaranteed loans and loans obtained through acquisitions carried at fair value, all of which require nominal reserve amounts due to the government guarantee or accounting treatment. All of these factors contributed to determining the current ALLL/Loan ratio and support the current ratio as compared to the previous quarter and year ago periods.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Commercial
Multifamily DUS ®	$1,458,020	$1,442,727	$1,357,929	$1,323,937	$1,311,399
Other	84,457	83,308	82,083	81,436	79,797
Total commercial loans serviced for others	$1,542,477	$1,526,035	$1,440,012	$1,405,373	$1,391,196

Commercial Loan Servicing Income

	Quarter Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Servicing income, net:
Servicing fees and other	$2,107	$1,988	$2,001	$1,957	$2,081
Amortization of capitalized MSRs	(1,236)	(1,034)	(1,064)	(1,049)	(1,429)
Commercial loan servicing income	$871	$954	$937	$908	$652

Commercial Multifamily Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Beginning balance	$28,136	$26,460	$26,042	$26,093	23,966
Originations	1,267	2,657	1,409	934	3,193
Amortization	(1,077)	(981)	(991)	(985)	(1,066)
Ending balance	$28,326	$28,136	$26,460	$26,042	$26,093
Ratio of MSR carrying value to related loans serviced for others	1.93%	1.94%	1.93%	1.95%	1.97%
MSR servicing fee multiple (1)	4.02	4.04	4.03	4.05	4.12
Weighted-average note rate (loans serviced for others)	4.39%	4.38%	4.34%	4.34%	4.36%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.48%	0.48%	0.48%	0.48%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$612,540	$608,839	$627,893	$595,549	$579,504
Interest-bearing transaction and savings deposits:
NOW accounts	376,137	442,158	486,104	480,620	461,349
Statement savings accounts due on demand	245,795	272,949	283,969	295,096	293,858
Money market accounts due on demand	1,935,516	1,907,782	1,932,340	1,926,153	1,834,154
Total interest-bearing transaction and savings deposits	2,557,448	2,622,889	2,702,413	2,701,869	2,589,361
Total transaction and savings deposits	3,169,988	3,231,728	3,330,306	3,297,418	3,168,865
Certificates of deposit	1,579,806	1,548,392	1,396,082	1,319,842	1,190,689
Noninterest-bearing accounts - other	301,614	374,922	393,897	431,736	401,398
Total deposits	$5,051,408	$5,155,042	$5,120,285	$5,048,996	$4,760,952

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.1%	11.8%	12.3%	11.8%	12.2%
Interest-bearing transaction and savings deposits:
NOW accounts	7.4	8.6	9.5	9.5	9.7
Statement savings accounts, due on demand	4.9	5.3	5.5	5.8	6.2
Money market accounts, due on demand	38.3	37.0	37.7	38.1	38.5
Total interest-bearing transaction and savings deposits	50.6	50.9	52.7	53.4	54.4
Total transaction and savings deposits	62.7	62.7	65.0	65.2	66.6
Certificates of deposit	31.3	30.0	27.3	26.1	25.0
Noninterest-bearing accounts - other	6.0	7.3	7.7	8.7	8.4
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits
The decrease in deposits from September 30, 2018 was primarily driven by a decrease in consumer deposits due to a competitive deposit rate environment, from a larger than typical maturation of CDs and an outflow of servicing deposit remittances. The increase from December 31, 2017 was driven primarily by increases in brokered CDs.

Mortgage Banking Segment

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Net interest income	$2,462	$3,783	$3,258	$3,012	5,203	$12,515	$19,896
Noninterest income	38,249	47,457	60,984	53,735	60,104	200,425	269,794
Noninterest expense	46,245	56,782	71,279	62,497	68,122	236,803	290,676
(Loss) income before income taxes	(5,534)	(5,542)	(7,037)	(5,750)	(2,815)	(23,863)	(986)
Income tax (benefit) expense	(2,669)	(810)	(2,236)	(1,410)	(28,369)	(7,125)	(27,871)
Net (loss) income	$(2,865)	$(4,732)	$(4,801)	$(4,340)	$25,554	$(16,738)	$26,885

Core net (loss) income (1)	$(4,548)	$(4,318)	$630	$(4,570)	$(2,101)	$(12,806)	$1,817

Efficiency ratio (2)	113.59%	110.82%	110.95%	110.13%	104.31%	111.21%	100.34%
Core efficiency ratio (1)(3)	115.71%	109.79%	100.25%	110.65%	104.71%	108.27%	99.06%
Full-time equivalent employees (ending) (4)	1,096	1,123	1,315	1,403	1,444	1,096	1,444

(1)
Mortgage Banking segment core net (loss) income and core efficiency ratio exclude tax reform- related benefits and restructuring-related items and are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding tax reform-related benefits and restructuring related charges.

(4)	Prior period numbers were recast to reflect corporate employees reallocated to segments.
Net (Loss) Income
Net loss decreased for the fourth quarter of 2018 when compared to the third quarter of 2018 primarily due to a decline in commission costs as the imbalance between interest rate lock volume and closed loan volume in the second quarter of 2018 normalized, a seasonal decline in mortgage origination activity and the B&O tax refund. This increase in earnings was partially offset by a decrease in net gain on loan origination and sale activities due to seasonally lower interest rate lock commitments.
The earnings decrease in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to the recognition of a $27.5 million non-cash tax benefit from the revaluation of our net deferred tax liability in the fourth quarter of 2017, compared to a similar $1.0 million benefit in the fourth quarter of 2018 and to a decline in net gain on loan origination and sale activities due to lower single family mortgage loan production primarily driven by both the cyclical decline in mortgage loan production and the reduction in our sales force. The decrease was partially offset by a decline in commission costs on lower closed loan volume and lower operating expenses from our prior cost savings initiatives.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Noninterest Expense
Noninterest expense decreased from the third quarter of 2018 and the fourth quarter of 2017, primarily due to decreased commission costs on lower closed loan volume in the fourth quarter of 2018 and lower operating expenses due to our prior cost savings initiatives.

Mortgage Banking Secondary Market Activity

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Production volumes for sale to the secondary market:
Single family mortgage interest rate lock commitments	$1,008,105	$1,283,028	$1,679,748	$1,571,975	$1,534,783	$5,542,856	$6,980,477
Single family mortgage closed loan volume (1)(2)	1,168,447	1,535,032	1,739,887	1,452,398	1,887,290	5,895,764	7,554,185
Single family mortgage loans sold(2)	$1,187,137	$1,690,178	$1,629,745	$1,550,724	$2,004,583	$6,057,784	$7,508,949
Gain on loan origination and sale activities:(3)
Single family:
Servicing value and secondary market gains(4)	$28,408	$34,945	$48,182	$41,427	$44,479	$152,962	$209,027
Loan origination fees	4,386	5,433	6,158	5,445	6,862	21,422	26,822
Total mortgage banking gain on loan origination and sale activities(3)	$32,794	$40,378	$54,340	$46,872	$51,341	$174,384	$235,849

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(5)	282	272	287	264	290	276	300
Loan origination fees / retail mortgage originations(6)	41	39	39	40	39	40	38
Composite Margin	323	311	326	304	329	316	338

(1)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it to the secondary market.

(2)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

(3)	Excludes inter-segment activities.

(4)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(5)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(6)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and exclude mortgage loans purchased from WMS Series LLC.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments decreased from the third quarter of 2018 primarily due to a seasonal decline in mortgage activity. The decrease from the fourth quarter of 2017 primarily reflected higher interest rates, which reduced the volume of our refinance activity, ongoing low levels of new and resale home inventories, and the reduction in mortgage banking personnel related to our 2018 restructuring events.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Our composite profit margin increased from the third quarter of 2018 primarily due to a more favorable product mix. Our composite profit margin decreased from the fourth quarter of 2017 primarily due to competitive market pressures on pricing.

Mortgage Banking Servicing Income

	Quarter Ended						Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018		Dec. 31, 2017

Servicing income, net:
Servicing fees and other	$14,948	$13,058	$16,384		$16,494	$15,475	$60,884		$58,929
Changes in fair value of single family MSRs due to amortization(1)	(8,135)	(8,300)	(9,400)		(8,870)	(8,855)	(34,705)		(35,451)
	6,813	4,758	6,984		7,624	6,620	26,179		23,478
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(13,532)	11,562	11,299	(3)	30,019	4,155	39,348	(3)	(1,157)
Net gain (loss) from derivatives economically hedging MSR	12,137	(9,446)	(12,188)		(30,977)	(2,328)	(40,474)		9,732
	(1,395)	2,116	(889)		(958)	1,827	(1,126)		8,575
Mortgage Banking servicing income	$5,418	$6,874	$6,095		$6,666	$8,447	$25,053		$32,053

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the second quarter 2018 sale of single family MSRs.

Single Family Loans Serviced for Others

(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Single family
U.S. government and agency	$19,541,450	$19,211,119	$18,493,704	$22,715,153	$22,123,710
Other	610,285	593,144	579,472	504,423	507,437
Total single family loans serviced for others	$20,151,735	$19,804,263	$19,073,176	$23,219,576	$22,631,147

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017

Beginning balance	$263,622	$245,744	$294,062		$258,560	$244,106
Additions and amortization:
Originations	10,057	14,525	16,673		14,353	19,154
Purchases	—	—	—		—	—
Sale of servicing rights	—	(12)	(66,890)		—	—
Changes due to amortization (1)	(8,135)	(8,300)	(9,400)		(8,870)	(8,855)
Net additions and amortization	1,922	6,213	(59,617)		5,483	10,299
Changes in fair value due to changes in model inputs and/or assumptions (2)	(13,376)	11,665	11,299	(3)	30,019	4,155
Ending balance	$252,168	$263,622	$245,744		$294,062	$258,560
Ratio of MSR carrying value to related loans serviced for others	1.25%	1.33%	1.29%		1.27%	1.14%
MSR servicing fee multiple (4)	4.34	4.61	4.47		4.49	4.05
Weighted-average note rate (loans serviced for others)	4.19%	4.15%	4.10%		4.01%	4.00%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%		0.28%	0.28%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the second quarter 2018 sale of single family MSRs.

(4)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

Loan Servicing
The decrease in mortgage banking servicing income from the third quarter of 2018 was primarily due to lower risk management results, partially offset by higher servicing fees. The decrease compared to fourth quarter of 2017 was primarily due to lower risk management results and to a lower average unpaid principal balance of loans serviced for others as a result of our sale of single family mortgage servicing rights in the second quarter of 2018. The lower risk management results in both periods were primarily driven by a more volatile interest rate environment, the continued flattening of the yield curve, and increased negative convexity cost.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items, and acquisition-related and restructuring related items, net of tax, for our Commercial and Consumer Banking Segment and our Mortgage Banking Segment; return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items, net of tax, and acquisition-related items, net of tax; tangible book value per share; tangible shareholders' equity and average tangible shareholders’ equity. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed core net income; core diluted income per common share; noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, and acquisition-related items, net of tax; net income, excluding income tax reform-related items, and acquisition-related items and restructuring-related items, net of tax, for our Commercial and Consumer Banking segment; and net income (loss), excluding income tax reform-related items, restructuring-related items, net of tax, for our Mortgage Banking segment to provide comparisons of quarter-to-date fiscal 2018 information to the corresponding periods of fiscal 2017, excluding the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses. We also have presented core efficiency ratios, which eliminate costs incurred in connection with these acquisitions. We refer to all of the above measurements as “Core” measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, and with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses and the impact of the Tax Reform Act tax benefit, that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible book value per share of common stock and return on average tangible shareholders’ equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Shareholders' equity	$739,520	$714,782	$706,459	$700,963	$704,380	$739,520	$704,380
Less: Goodwill and other intangibles	$(28,035)	$(28,442)	$(28,848)	$(29,254)	$(29,661)	$(28,035)	$(29,661)
Tangible shareholders' equity (1)	$711,485	$686,340	$677,611	$671,709	$674,719	$711,485	$674,719

Common shares outstanding	26,995,348	26,989,742	26,978,229	26,972,074	26,888,288	26,995,348	26,888,288

Shareholders' equity per share	$27.39	$26.48	$26.19	$25.99	$26.20	$27.39	$26.20
Impact of goodwill and other intangibles	(1.03)	(1.05)	(1.07)	(1.09)	(1.11)	(1.03)	(1.11)
Tangible book value per share (2)	$26.36	$25.43	$25.12	$24.90	$25.09	$26.36	$25.09

Average shareholders' equity	$733,969	$760,446	$751,593	$717,742	$701,849	$741,035	$675,877
Less: Average goodwill and other intangibles	(28,277)	(28,698)	(29,109)	(29,500)	(29,898)	(28,892)	(30,081)
Average tangible shareholders' equity	$705,692	$731,748	$722,484	$688,242	$671,951	$712,143	$645,796

Return on average shareholders’ equity	8.30%	6.23%	3.78%	3.27%	19.90%	5.40%	10.20%
Impact of goodwill and other intangibles	0.33%	0.24%	0.15%	0.14%	0.88%	0.22%	0.48%
Return on average tangible shareholders' equity (2)	8.63%	6.47%	3.93%	3.41%	20.78%	5.62%	10.68%

Return on average shareholders' equity	8.30%	6.23%	3.78%	3.27%	19.90%	5.40%	10.20%
Impact of tax reform-related benefit	(2.66)%	—%	—%	—%	(13.29)%	(0.66)%	(3.45)%
Impact of restructuring-related expenses (net of tax)	(0.37)%	0.22%	2.90%	(0.13)%	(0.10)%	0.67%	0.36%
Impact of acquisition-related expenses (net of tax)	0.03%	—%	—%	(0.02)%	0.03%	—%	0.06%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	5.30%	6.45%	6.68%	3.12%	6.54%	5.41%	7.17%

Return on average assets	0.86%	0.66%	0.40%	0.35%	2.03%	0.57%	1.05%
Impact of tax reform-related benefit	(0.27)%	—%	—%	—%	(1.35)%	(0.07)%	(0.35)%
Impact of restructuring-related expenses (net of tax)	(0.04)%	0.02%	0.31%	(0.01)%	(0.01)%	0.07%	0.04%
Impact of acquisition-related expenses (net of tax)	—%	0.01%	—%	(0.01)%	—%	—%	(0.01)%
Return on average assets, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.55%	0.69%	0.71%	0.33%	0.67%	0.57%	0.73%

(1)
Tangible shareholders’ equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders’ equity. Tangible    shareholders’ equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders’ equity.

(2)
Tangible book value, a non-GAAP financial measure is calculated by dividing tangible shareholders’ equity by the number of common shares outstanding. The return on average tangible shareholders’ equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders’ equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Consolidated results:
Net income	$15,227	$11,835	$7,099	$5,866	$34,915	$40,027	68,946
Impact of income tax reform-related benefit	(4,884)	—	—	—	(23,326)	(4,884)	(23,326)
Impact of restructuring-related (recoveries) expenses, net of tax	(676)	414	5,445	(230)	(169)	4,953	2,418
Impact of acquisition-related (recoveries) expenses, net of tax	54	4	3	(39)	47	22	391
Core net income	$9,721	$12,253	$12,547	$5,597	$11,467	$40,118	$48,429

Net interest income	$51,372	$51,644	$51,003	$48,460	$51,079	$202,479	$194,438

Noninterest income	48,631	58,108	69,389	60,831	72,801	236,959	312,154

Noninterest expense	$84,644	$94,595	$110,565	$100,769	$106,838	$390,573	$439,653
Impact of restructuring-related (expenses) recoveries	856	(524)	(6,892)	291	260	(6,269)	(3,720)
Impact of acquisition-related recoveries (expenses)	(68)	(5)	(4)	50	(72)	(27)	(602)
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$85,432	$94,066	$103,669	$101,110	$107,026	$384,277	$435,331

Efficiency ratio	84.64%	86.19%	91.84%	92.20%	86.24%	88.88%	86.79%
Impact of restructuring-related (expenses) recoveries	0.86%	(0.48)%	(5.72)%	0.26%	0.21%	(1.43)%	(0.73)%
Impact of acquisition-related (expenses) recoveries	(0.07)%	—%	(0.01)%	0.05%	(0.06)%	—%	(0.13)%
Core efficiency ratio	85.43%	85.71%	86.11%	92.51%	86.39%	87.45%	85.93%

Diluted earnings per common share	$0.56	$0.44	$0.26	$0.22	$1.29	$1.47	$2.54
Impact of income tax reform-related benefit	(0.18)	—	—	—	(0.86)	(0.18)	(0.86)
Impact of restructuring-related (recoveries) expenses, net of tax	(0.02)	0.01	0.20	(0.01)	(0.01)	0.19	0.09
Impact of acquisition-related (recoveries) expenses, net of tax	—	—	—	—	—	—	0.02
Core diluted earnings per common share	$0.36	$0.45	$0.46	$0.21	$0.42	$1.48	$1.79

Return on average tangible shareholders' equity	8.63%	6.47%	3.93%	3.41%	20.78%	5.62%	10.68%
Impact of income tax reform-related benefit	(2.77)%	—%	—%	—%	(13.89)%	(0.69)%	(3.61)%
Impact of restructuring-related expenses (recoveries), net of tax	(0.38)%	0.23%	3.01%	(0.13)%	(0.10)%	0.70%	0.37%
Impact of acquisition-related (recoveries) expenses, net of tax	0.03%	—%	0.01%	(0.03)%	0.04%	—%	0.06%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related expenses, net of tax, and acquisition-related (recoveries) expenses, net of tax	5.51%	6.70%	6.95%	3.25%	6.83%	5.63%	7.50%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Commercial and Consumer Banking segment results:
Net income	$18,092	$16,567	$11,900	$10,206	$9,361	$56,765	$42,061
Impact of income tax reform-related tax expense (benefit)	(3,881)	—	—	—	4,160	(3,881)	4,160
Impact of acquisition-related (recoveries) expenses, net of tax	54	4	3	(39)	47	22	391
Impact of restructuring-related expenses, net of tax	4	—	13	—	—	17	—
Net income, excluding income tax reform-related expense, acquisition-related (recoveries) expenses and restructuring-related expenses, net of tax	$14,269	$16,571	$11,916	$10,167	$13,568	$52,923	$46,612
Net interest income	$48,910	$47,861	$47,745	$45,448	$45,876	189,964	$174,542
Noninterest income	10,382	10,651	8,405	7,096	12,697	36,534	42,360
Noninterest expense	38,399	37,813	39,286	38,272	38,716	153,770	148,977
Impact of acquisition-related recoveries (expenses)	(68)	(5)	(4)	50	(72)	(27)	(602)
Impact of restructuring-related expenses	(5)		(17)	—	—	(22)	—
Noninterest expense, excluding acquisition-related and restructuring-related (expenses) recoveries	$38,326	$37,808	$39,265	$38,322	$38,644	$153,721	$148,375

Efficiency ratio	64.76%	64.62%	69.97%	72.84%	66.10%	67.89%	68.68%
Impact of acquisition-related expenses (recoveries)	(0.11)%	—%	(0.01)%	0.09%	(0.12)%	(0.01)%	(0.27)%
Impact of restructuring-related expenses	(0.01)%	—%	(0.03)%	—%	—%	(0.01)%	—%
Core efficiency ratio	64.64%	64.62%	69.93%	72.93%	65.98%	67.87%	68.41%

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

Mortgage Banking segment results:
Net (loss) income	$(2,865)	$(4,732)	$(4,801)	$(4,340)	$25,554	$(16,738)	$26,885
Impact of income tax reform-related tax benefit	(1,003)	—	—	—	(27,486)	(1,003)	(27,486)
Impact of restructuring-related expenses (recoveries), net of tax	(680)	414	5,431	(230)	(169)	4,935	2,418
Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (recoveries), net of tax	$(4,548)	$(4,318)	$630	$(4,570)	$(2,101)	$(12,806)	$1,817
Net interest income	2,462	3,783	3,258	3,012	5,203	12,515	19,896
Noninterest income	38,249	47,457	60,984	53,735	60,104	200,425	269,794
Noninterest expense	46,245	56,782	71,279	62,497	68,122	236,803	290,676
Impact of restructuring-related (expenses) recoveries	861	(524)	(6,875)	291	260	(6,247)	(3,720)
Noninterest expense, excluding restructuring-related (expenses) recoveries	$47,106	$56,258	$64,404	$62,788	$68,382	230,556	$286,956
Efficiency ratio	113.59%	110.82%	110.95%	110.13%	104.31%	111.21%	100.34%
Impact of restructuring-related (expenses) recoveries	2.12%	(1.03)%	(10.70)%	0.52%	0.40%	(2.94)%	(1.28)%
Core efficiency ratio	115.71%	109.79%	100.25%	110.65%	104.71%	108.27%	99.06%

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2017 has been derived from our audited financial statements for the year then ended as included in our 2017 Form 10-K. We have not filed our 2018 Form 10-K, and as a result, all financial results for the three and 12 months ended December 31, 2018 should be considered preliminary. All financial data, for the year end December 31, 2017 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017 and the notes to such consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2017, as contained in the Company's Annual Report on Form 10-K for such fiscal year.